Exhibit 99.1

Cortland Bancorp Welcomes New Member to Board of Directors: Anthony Vross

CORTLAND— Cortland Bancorp, the holding company for the Cortland Savings and Banking Company (the “Bank”), announced today that the Company’s Board of Directors approved the appointment of Anthony Vross as a member of the Board of Directors of the Company and Bank. The appointment is effective January 1, 2013.

Mr. Vross will join Board Chairman Timothy K. Woofter, Jerry A. Carleton, David C. Cole, George E. Gessner, James E. Hoffman III, Neil J. Kaback, Joseph E. Koch, Richard B. Thompson, Executive Vice President Timothy Carney and President and Chief Executive Officer James M. Gasior on the Board of Directors for both the Company and the Bank.

Born and raised in the Mahoning Valley, a Youngstown State University graduate, and a resident of Canfield, Mr. Vross has been an established local business owner for more than 28 years with Simon Roofing. In addition to his success in the construction trade, Mr. Vross is the inventor of the Fume Recovery System which was utilized nationwide by such facilities as schools, food processing plants, hospitals, and many other odor sensitive environments. Mr. Vross is also responsible for developing the roof abrader, a flameless hot air torch as well as many other innovative concepts and technology for the roofing industry. He sponsors his company’s membership in the National Roofing Contractors Association and Restaurant Facilities Management Association and is a speaker for Professional Retail Store Management. Mr. Vross has also authored several articles in national publications.

Mr. Vross is a trustee and president of Glaciers Sports, Inc. He is a member of St. Maron’s parish where he has been a parish council member, CCD teacher, and volunteer for the Maronite Youth organization.

An independent Community Bank since 1892, Cortland Banks serves Trumbull, Portage, Ashtabula, Geauga and Mahoning Counties. Cortland Banks offers products and services similar to regional and national banks, and emphasizes responsive and personalized service. The Company’s “Local Banking/Local Decisions” theme highlights a culture where customers are known by name rather than account number, and where decisions are made by directors and managers who reside and work in the communities where the Company’s headquarters and branches operate.

For additional information about Cortland Banks visit http://www.cortland-banks.com.